Etsy, Inc. Reports First Quarter 2022 Results
Brooklyn, NY - May 4, 2022 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its first quarter ended March 31, 2022.
First quarter 2022 performance highlights include:
•Consolidated GMS was $3.3 billion, up 3.5% year-over-year; while Etsy marketplace GMS was $2.8 billion, down 2.0% year-over-year, and up 177% compared to the first quarter of 2019. In addition to comparing to very high growth in the prior year period, Etsy marketplace GMS performance was impacted by headwinds related to consumer discretionary spending, continued reopenings, and geopolitical events.
◦The Etsy marketplace acquired approximately 7 million new buyers, continuing to be a meaningfully elevated rate of new buyer acquisition when compared to pre-pandemic levels.
◦Non-U.S. GMS for the Etsy marketplace was 45% of overall GMS, and increased 5% year-over-year on a currency-neutral basis.
•Consolidated revenue was $579.3 million, up 5.2% versus the first quarter of 2021, with a take rate (i.e., Consolidated revenue divided by Consolidated GMS) of 17.8%.
•Net income was $86.1 million, down 40.1% year-over-year, with diluted earnings per share of $0.60. The decline in net income was primarily due to increased employee compensation-related expenses, as total employee headcount increased approximately 71% year-over-year, which includes increased headcount from the acquisitions of Depop and Elo7.
•Non-GAAP Adjusted EBITDA was $159.2 million, with Non-GAAP Adjusted EBITDA margin (i.e., Non-GAAP Adjusted EBITDA divided by consolidated revenue) of 27.5%, down 600 basis points compared to the first quarter of 2021.
•Etsy ended the first quarter with $1.0 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the first quarter of 2022 Etsy repurchased an aggregate of approximately $63 million, or 420,398 shares, of its common stock.

“Despite continued uncertainty and macroeconomic headwinds, Etsy continues to rise to the occasion to deliver solid results that show us maintaining most of the gains reported during the extremely strong year-ago period,” said Josh Silverman, Etsy, Inc. CEO. “We kicked off 2022 with product and marketing investments aligned with our ‘Right to Win,’ with a keen focus on delivering value to our sellers by attracting new buyers to Etsy and increasing buyer purchase frequency. In addition, we are particularly proud of our efforts to support our community in Ukraine through a combination of efforts in keeping with our core mission and fundamental values.”

First Quarter 2022 Financial Summary
(in thousands, except percentages; unaudited)
The financial results of Elo7 and Depop have been included in our consolidated financial results from July 2, 2021 and July 12, 2021 (the dates of acquisition), respectively. The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended March 31,		% Growth (Decline) Y/Y
	2022	2021
GMS (1)	$3,252,387	$3,143,172	3.5%
Revenue	$579,266	$550,646	5.2%
Marketplace revenue	$427,691	$413,642	3.4%
Services revenue	$151,575	$137,004	10.6%
Gross profit	$406,271	$407,729	(0.4)%
Operating expenses	$321,956	$257,092	25.2%
Net income	$86,109	$143,766	(40.1)%
Adjusted EBITDA (Non-GAAP)	$159,198	$184,068	(13.5)%
Adjusted EBITDA margin (Non-GAAP)	27%	33%	(600)	bps

Active sellers (2)	7,654	4,702	62.8%
Active buyers (2)	95,102	90,654	4.9%
Percent mobile GMS	66%	63%	300	bps
Percent non-U.S. GMS (1)	44%	42%	200	bps
(1)Consolidated GMS for the three months ended March 31, 2022 includes Etsy.com GMS of $2.8 billion. Percent non-U.S. GMS for Etsy.com for the three months ended March 31, 2022 was 45%.
(2)Consolidated active sellers and active buyers includes Etsy.com active sellers and active buyers of 5.5 million and 89.1 million, respectively, as of March 31, 2022.
For information about how we define our metrics, see our Annual Report on Form 10-K for the year ended December 31, 2021.

“Etsy delivered better than anticipated first quarter 2022 consolidated adjusted EBITDA margin of 27.5% on solid revenue results in line with our expectations,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “In the current macroeconomic environment, consumers have less disposable income and many more places to spend it, and while this creates a short-term headwind for sales on our marketplaces, we have very strong conviction in the long-term growth potential of our business. We continue to invest with discipline in our House of Brands and remain focused on delivering profitable growth.”

First Quarter 2022 Operating Highlights

Select highlights of first quarter business initiatives for the Etsy marketplace are outlined below:

Product: Our primary focus in 2022 is to enhance the customer experiences across Etsy.com to engage and retain the millions of buyers who found Etsy for the first time or found us again over the last two years. These are just a few of our initiatives during the first quarter, aligned with our “Right to Win” strategy.
•Optimizing our buyer experience is a key lever to improve conversion rate and engagement. In the quarter, we engaged buyers through our enhanced app with new features aimed at increasing purchasing confidence. For example, we added prompts such as a new call to action image and same-page review submissions encouraging buyers to leave reviews, and we made it easier for buyers to screen for relevant reviews. We also improved the performance of our mobile web experience, specifically related to better page load times, driving increased conversion rate. Buyer re-engagement efforts focused on increasing email subscriptions for active buyers and reducing unsubscribes.

•We improved Search and Discovery by applying personalization to in-session browser data for U.S. searches to approximate a buyer’s short-term interests, with a goal of improving conversion for signed out or new buyers. Our models are becoming better at refining search results when a potential buyer browses, narrowing results to reflect our understanding of their taste, budget, and current shopping mission. Our teams have also been actively working on new discovery pathways designed to make the Etsy experience more visual, dynamic, and inspirational for buyers, and to elevate the stories our sellers are uniquely positioned to tell.

•Fulfillment remains an important priority in our efforts to enhance the buyer experience through transparency on delivery speed and predictability. We’ve been introducing seller fulfillment tools that allow sellers to better manage shipping settings and estimated delivery dates.

•We added features to our seller app that allow sellers to view important alerts, better manage buyers’ shipping expectations, and easily group similar listed items into shipping profiles. We continued to support our international seller community with improvements to onboarding flow which helped more international sellers open shops. Our Star Seller initiative continues to gain traction: during the quarter, Star Sellers earned approximately 18% more GMS than their non-Star Sellers counterparts, as a result of higher conversion rate, traffic, average order value, and orders per converting buyer.

Marketing: We continued to optimize spending across our marketing channels, focusing on driving top-of-mind awareness and new buyer acquisition and increasing purchase frequency of existing buyers. Here are some highlights:

•We invested in brand marketing, returning on-air in the United States and the United Kingdom with “Why Buy Boring,” a campaign aimed at making Etsy top-of-mind among consumers. In Germany, we re-aired our successful “Etsy Hat Sie” (Etsy Has It) campaign.

•We saw substantial results, particularly in driving new buyer engagement, from our expansion of performance marketing into Italy, the Netherlands, Spain, Ireland, Switzerland, Belgium, and Austria. In fact, in the first quarter, approximately 50% of paid GMS for these markets came from new buyers.

•We’ve begun to recruit influencers and sellers to our new “Creator Collector” program which encourages content creation and monetization on social media through our affiliate marketing channels. With a heavy focus on TikTok, this program drove 20 million views, and approximately 27% of all purchases from the program came from new buyers during the first quarter of 2022. We are developing plans to expand these user-generated ad formats to other social media channels.

•We leveraged our improved customer relationship management capabilities and app push notifications to promote abandoned carts with a seller-funded offer, added email opt-in at checkout for international buyers, provided an automated app download offer, and further improved update banners that bring buyers back.

Impact Pillars: We continued to make progress on our Impact strategy to reflect the positive impact we want to have on the world while advancing and complementing our business strategy. Here are some highlights for the first quarter:
•As the crisis in Ukraine unfolded, Etsy reached out to sellers in the region with information on how to access help with their accounts or place their shops on hold. We know that many sellers are facing tremendous financial hardship as a result of the turmoil. To alleviate some of the burden, in the first quarter we canceled balances owed to Etsy by all sellers in Ukraine and issued listing credits for a total of $4.6 million. This initiative extends to Ukraine-based sellers in all of our relevant marketplaces, including Etsy.com, Depop, and Reverb. In addition, we highlighted a selection of digital listings from Ukrainian sellers - from printable art to embroidery patterns - making it easy for shoppers to discover and purchase from these shops as a way to help our sellers generate income during this challenging time.
•Etsy recently completed its 2021 Global Seller Census, which can be found on the Etsy News Blog and Investor Relations website. This document provides a snapshot of our global seller community, including who they are, what drives them to open and run a shop, and their impact on both local economic development and local communities worldwide.

Here are a few operational highlights from our subsidiary marketplaces:

Reverb launched a new Google integration to continue to optimize our performance marketing efficiency and better target prospective buyers with higher potential lifetime value. Reverb also continues to scale tests of new advertising channels, including display advertising, and affiliate and influencer marketing. Efforts to increase seller visibility, reduce friction when creating a listing, and leverage machine learning to better communicate pricing contributed to an over 10% year-over-year increase in users listing gear for sale on Reverb for the first time. In addition, investments to improve search engine ranking drove organic search to be Reverb.com’s leading source of web traffic during the quarter.

Depop improved buyer conversion and frequency with its new “Make an Offer” feature, allowing buyers to seamlessly submit offers to sellers for products of interest. Depop also increased brand awareness among Gen Z audiences in select local markets in the United States, launching its first-ever digital video campaign as it continues to build an impactful marketing strategy.

Elo7 expanded shipping options for sellers resulting in cheaper shipping costs and faster delivery times, improving the overall buyer experience and driving conversion improvements. Elo7 also enhanced search functionality which it will expand to all searches in the second quarter.

Financial Guidance and Outlook
Etsy’s guidance for consolidated GMS, revenue, and Adjusted EBITDA margin for the second quarter of 2022 is:

GMS:         $2.9B to $3.2B

Revenue:        $540M to $590M

Adjusted EBITDA
margin:         Approximately 25%

Regarding Etsy’s outlook, Mr. Silverman commented, “We are emerging from an unprecedented time - and within that Etsy had unprecedented growth. In a world of so many more choices, our guidance implies somewhere between a decline of low to high single digits for Etsy marketplace GMS year-over-year— retaining over 90% of the gains we have made over the past 2 years. Despite the near-term uncertainty, we have ample reason to remain very optimistic for the long-term. We've got a world class team with the creativity and conviction to invest with purpose on behalf of our seller community. We truly believe we offer something different - across every brand in our House - and that the size of the prize for Etsy is enormous.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.

About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com

Jessica Schmidt, Sr. Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the second quarter of 2022 and key drivers thereof; our opportunity; the impact of our “Right to Win” and other growth strategies, including our strategies for integrating our “House of Brands” marketplaces, marketing and product initiatives, and investments and other levers of growth on our business and operating results, including future GMS and revenue growth; our ability to attract, engage, and retain buyers and sellers; our plans for investment in our marketplaces and in our member support programs; strategic investments or acquisitions and the potential benefits thereof; our intended environmental and social impacts; the global macroeconomic uncertainty, including additional or unforeseen impacts the COVID-19 pandemic and general market, political, economic, and business conditions may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows; changes in overall levels of consumer spending and e-commerce generally; and volatility in the global economy. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our ability to sustain our rapid growth; (2) risks related to the ongoing COVID-19 pandemic, which continues to impact our business and results of operations in numerous volatile and unpredictable ways, as well as risks of reversal of the shift to e-commerce when the pandemic abates; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (6) our ability to attract and retain active and engaged communities of sellers and buyers; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our communities; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) our ability to successfully integrate the Depop and Elo7 acquisitions and execute on our “House of Brands” strategy; (17) acquisitions that may prove unsuccessful or divert management attention; and (18) the potential misuse or disclosure of sensitive information about members of our communities and the potential for cyber-attacks. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of March 31, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$756,237	$780,196
Short-term investments	225,983	204,416
Accounts receivable, net	20,645	27,266
Prepaid and other current assets	101,123	109,417
Funds receivable and seller accounts	191,149	220,206
Total current assets	1,295,137	1,341,501
Restricted cash	5,341	5,341
Property and equipment, net	271,333	275,062
Goodwill	1,364,414	1,371,064
Intangible assets, net	595,305	607,170
Deferred tax assets	102,991	95,863
Long-term investments	61,612	85,034
Other assets	49,042	50,774
Total assets	$3,745,175	$3,831,809
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,734	$28,007
Accrued expenses	241,349	328,118
Finance lease obligations—current	2,455	2,418
Funds payable and amounts due to sellers	191,149	220,206
Deferred revenue	12,503	12,339
Other current liabilities	20,015	24,500
Total current liabilities	483,205	615,588
Finance lease obligations—net of current portion	108,857	110,283
Deferred tax liabilities	77,027	79,484
Long-term debt, net	2,276,480	2,275,418
Other liabilities	122,739	122,417
Total liabilities	3,068,308	3,203,190
Total stockholders’ equity	676,867	628,619
Total liabilities and stockholders’ equity	$3,745,175	$3,831,809

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$579,266	$550,646
Cost of revenue	172,995	142,917
Gross profit	406,271	407,729
Operating expenses:
Marketing	154,280	151,204
Product development	89,476	53,706
General and administrative	78,200	52,182
Total operating expenses	321,956	257,092
Income from operations	84,315	150,637
Other income, net	1,672	7,091
Income before income taxes	85,987	157,728
Benefit (provision) for income taxes	122	(13,962)
Net income	$86,109	$143,766
Net income per share attributable to common stockholders:
Basic	$0.68	$1.14
Diluted	$0.60	$1.00
Weighted-average common shares outstanding:
Basic	127,149,293	126,214,735
Diluted	146,677,879	144,714,686

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net income	$86,109	$143,766
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	49,271	20,351
Depreciation and amortization expense	24,754	13,080
Provision for expected credit losses	3,109	4,601
Foreign exchange gain	(5,567)	(4,395)
Deferred benefit for income taxes	(10,517)	(3,068)
Other non-cash expense, net	3,321	1,455
Changes in operating assets and liabilities	(90,936)	(27,325)
Net cash provided by operating activities	59,544	148,465
Cash flows from investing activities
Purchases of property and equipment	(3,212)	(526)
Development of internal-use software	(6,005)	(3,226)
Purchases of marketable securities	(76,416)	(268,972)
Sales and maturities of marketable securities	75,478	91,714
Net cash used in investing activities	(10,155)	(181,010)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(12,288)	(14,802)
Repurchase of stock	(62,568)	—
Proceeds from exercise of stock options	3,394	3,930
Payment of debt issuance costs	(25)	(25)
Settlement of convertible senior notes	(5)	(27,319)
Payments on finance lease obligations	(1,598)	(2,421)
Other financing, net	807	1,259
Net cash used in financing activities	(72,283)	(39,378)
Effect of exchange rate changes on cash	(1,065)	(8,498)
Net decrease in cash, cash equivalents, and restricted cash	(23,959)	(80,421)
Cash, cash equivalents, and restricted cash at beginning of period	785,537	1,249,440
Cash, cash equivalents, and restricted cash at end of period	$761,578	$1,169,019

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below are as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
March 31, 2022 (1)	3.5%	4.8%	(1.3)%	3.5%	4.8%	(1.3)%
December 31, 2021 (1)	16.5%	16.9%	(0.4)%	31.2%	29.6%	1.6%
September 30, 2021 (1)	17.9%	16.6%	1.3%	39.2%	36.5%	2.7%
June 30, 2021	13.1%	10.2%	2.9%	53.0%	49.5%	3.5%
March 31, 2021	132.3%	127.5%	4.8%	132.3%	127.5%	4.8%
(1)Includes the acquisitions of Depop and Elo7, which occurred during the third quarter of 2021.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; (benefit) provision for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange gain; and acquisition-related expenses. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure. With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA and Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures; in particular, stock-based compensation expense, foreign exchange gain and acquisition-related and other non-recurring expenses can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange gain;
•Adjusted EBITDA does not reflect acquisition-related expenses; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income, revenue, and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended March 31,
	2022	2021
Net income	$86,109	$143,766
Excluding:
Interest and other non-operating expense, net (1)	3,290	706
(Benefit) provision for income taxes	(122)	13,962
Depreciation and amortization (2)	24,754	13,080
Stock-based compensation expense (3)	49,271	20,351
Foreign exchange gain (4)	(4,962)	(7,797)
Acquisition-related expenses (5)	858	—
Adjusted EBITDA	$159,198	$184,068
Divided by:
Revenue	$579,266	$550,646
Adjusted EBITDA margin	27%	33%
(1)Included in the increase in interest and other non-operating expense, net is primarily interest expense, related to the 2021 Notes and the Brooklyn headquarters lease, which was amended in the fourth quarter of 2021.
(2)Included in the increase in depreciation and amortization is amortization expense of acquired intangible and developed technology assets related to our acquisitions of Depop and Elo7 which is reflected in the three months ended March 31, 2022.
(3)The increase in stock-based compensation expense is primarily driven by headcount growth, including increases related to the acquisitions of Depop and Elo7.
(4)Foreign exchange gain is primarily driven by the change in U.S. dollar, Euro, Pound Sterling, and Canadian dollar exchange rates on our intercompany and other non-functional currency cash balances.
(5)Acquisition-related expenses for the three months ended March 31, 2022 related to our acquisitions of Depop and Elo7.